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                                   SCHEDULE A
                                   ----------


   Set forth below is the name and principal occupation of each of the directors and executive officers of Bull Run Corporation ("Bull Run") as of November 26, 1997. Unless otherwise noted below, the business address of each of such persons is 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, and each of such persons is a citizen of the United States of America.

                             DIRECTORS OF BULL RUN
                             ---------------------

       NAME               PRINCIPAL OCCUPATION
       ----               --------------------
J. Mack Robinson          Chairman of the Board and Secretary of Bull Run;
                          Chairman and President of Delta Life Insurance
                          Company, an insurance company whose address is 4370
                          Peachtree Road, N.E., Atlanta, Georgia 30319; Chairman of Atlantic American Corporation, an insurance holding company whose address is 4370 Peachtree Road, N.E., Atlanta, Georgia 30319; and interim President and CEO of Gray Communications Systems, Inc., a television station and newspaper owner and operator whose address is 126 N. Washington Street, Albany, Georgia 31701.

Gerald N. Agranoff        General counsel to and a partner of Plaza Securities
                          Company and Edelman Securities Company, L.P., investment firms located at 717 5th Avenue, New York,
                          New York 10022.

James W. Busby            Retired, whose residence address is 19 East Atlanta
                          Street, Wrightsville Beach, North Carolina 28480.

Hilton H. Howell, Jr.     Vice President and Secretary of Bull Run; President of
                          Atlantic American Corporation, an insurance holding company whose address is 4370 Peachtree Road, N.E., Atlanta, Georgia 30319; and Executive Vice President and General Counsel of Delta Life and Delta Fire &
                          Casualty Insurance Companies, insurance companies whose address is 4370 Peachtree Road, N.E., Atlanta,
                          Georgia 30319.

Robert S. Prather, Jr.    President and Chief Executive Officer of Bull Run and
                          interim Executive Vice President -- Acquisitions of
                          Gray Communications Systems, Inc., a television station and newspaper owner and operator whose address is 126 N. Washington Street, Albany, Georgia 31701.


                         EXECUTIVE OFFICERS OF BULL RUN
                         ------------------------------

       NAME               OFFICE
       ----               ------

Robert S. Prather, Jr.    President and Chief Executive Officer of Bull Run.

Hilton H. Howell, Jr.     Vice President and Secretary of Bull Run.

Frederick J. Erickson     Vice President of Finance, Treasurer and Chief
                          Financial Officer of Bull Run.

                              Page 12 of 12 Pages